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                                UNITED STATES           |     OMB APPROVAL     |
                     SECURITIES AND EXCHANGE COMMISSION |----------------------|
                           Washington, D.C. 20549       |OMB Number:  3235-0058|
                                                        |Expires: June 30, 1991|
                                                        |Average estimated     |
                                  Form 12b-25           |burden hours per      |
                                                        |response......... 2.50|
                         NOTIFICATION OF LATE FILING    |----------------------|
                                                        |    SEC FILE NUMBER   |
                                                        |                      |
                                                        |----------------------|
                                                        |      CUSIP NUMBER    |
                                                        |                      |
                                                        |----------------------|

(Check One): [X]Form 10-K  [ ]Form 20-F  [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR

                        For Period Ended:     February 28, 1997
                                         --------------------------------
                        [ ] Transition Report on Form 10-K
                        [ ] Transition Report on Form 20-F
                        [ ] Transition Report on Form 11-K
                        [ ] Transition Report on Form 10-Q
                        [ ] Transition Report on Form N-SAR
                        For the Transition Period Ended:
                                                         -----------------------

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|Read Instructions (on back page) Before Preparing Form. Please Print or Type. |
|                                                                              |
| NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS     |
| VERIFIED ANY INFORMATION CONTAINED HEREIN.                                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

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Full Name of Registrant                Video Display Corporation
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Former Name if Applicable
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Address of Principal Executive Office (Street and Number)

                                1868 Tucker Industrial Road
                                Tucker, Georgia 30084
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City, State and Zip Code
PART II - RULES 12b-25(b) and (c)
If the subject report could no be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25b, the following should be completed. (Check box if appropriate)

      | (a)  The reasons describe in reasonable detail in Part III of this form
      |      could not be eliminated without unreasonable effort or expenses;
[X]   | (b)  The subject annual report, semi-annual report, transition report on
      |      Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
      |      filed on or before the fifteenth calendar day following the
      |      prescribed due date; or the subject quarterly report or transition
      |      report on Form 10-Q, or portion thereof will be filed on or before
      |      the fifth calendar day following the prescribed due date; and
      | (c)  The accountant's statement or other exhibit required by Rule
      |      12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)
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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Carol D. Franklin             770             938-2080
         -----------------         -----------   ------------------
              (Name)               (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 29, 1997                         By /s/Carol D. Franklin
     ------------------------------------     ----------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

---------------------------------- ATTENTION -----------------------------------
|                                                                              |
| INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL   |
| VIOLATIONS (SEE 18 U.S.C. 1001).                                             |
|                                                                              |
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                             GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amendment notification.

                             RIDER TO FORM 12b-25

                                      of

                           VIDEO DISPLAY CORPORATION

                                   Part III

The Registrant is informed that its independent accountants, BDO Seidman, LLP will not have completed their report on the Registrant's audited financial statements by the due date of the Annual Report on Form 10-K, due to delays in obtaining certain information necessary to provide adequate disclosures in the footnotes to the consolidated financial statements and due to Edgar translation time constraints.

The Registrant has released its earnings to the public for the year ended February 28, 1997 and does not anticipate any changes to these earnings prior to the filing of the final report.